Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S-3 (File No. 333-113774) of our report dated February 25, 2003 relating to the financial statements and financial statement schedule of Bruker AXS Inc. as of December 31, 2002 and for the two years in the period ended December 31, 2002, which appears in Bruker Biosciences Corporation's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                      /s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 5, 2004